Exhibit 10.12

EXECUTIVE MANAGEMENT INCENTIVE PLAN

(Effective January 1, 2003)

Section 1. Purpose.

The purpose of the Executive Management Incentive Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) by providing senior officers of the Company with additional incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Administration.

The Plan shall be administered by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

Notwithstanding the foregoing, the Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

Section 3. Eligibility.

Cash awards (“Awards”) may be made under this Plan to persons who are officers of the Company and its Subsidiaries (“Participants”).

“Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock, membership interests or capital during any Performance Period.

Section 4. Performance Goal Criteria.

For each calendar year for which the Committee determines an Award will be made (the “Performance Period”), the Committee shall establish a “Total Performance Goal,” which consists of the attainment of (1) specific targets for the Company’s actual operating income, as compared to its budgeted operating income for that period, and (2) specific targets in the Company’s actual sales volume, as compared to its sales volume budget for that period. All targets shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

For purposes of this Plan, “operating income” is determined in the same manner as set forth in the Company’s audited financial statements for the Performance Period, normalized for acquisitions, divestitures and other significant financial events, and “sales volume” is the amount of the Company’s product sold, measured in physical cases.

Section 5. Calculation of Awards.

The Committee shall establish Award levels, described as percentages by which a Participant’s annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets described in Section 4. No Award under the Plan shall exceed 250% percent of a Participant’s annual base salary. An Award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed 110% of such Participant’s annual base salary in effect on January 1 of any Performance Period for which the Award is made.

Section 6. Prorated Awards.

(i) A person hired or promoted into a position identified in Section 3 (“Eligible Position”) during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

(ii) A Participant who is transferred from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

(iii) A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant’s transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant’s annual salary on the last day that the Participant is employed in that Eligible Position.

(iv) A Participant whose employment with the Company or any Subsidiary terminates prior to the last day of the Performance Period shall not receive any Award under the Plan unless the reason for such termination was the Participant’s death, disability, or retirement. In the event a Participant terminates on account of such circumstances, the Participant shall receive a prorated Award determined as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan as of the date of such termination.

(v) For purposes of this Section 6:

(a) “Retirement” means a Participant’s voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company’s defined benefit plan covering the majority of its non-bargaining employees in the United States.

(b) “Disability” shall be determined according to the definition of “total and permanent disability,” in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan or such plan does not define “disability,” “disability” shall mean the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Committee, is expected to have a duration of not less than one year.

(c) “Employed” means active employment during which the Participant is performing services to the Company or a Subsidiary, except that a Participant will be considered employed during approved military leave (for no more than twelve months), disability leave (for no more than six months), personal leave (for no more than three months), or as required by applicable law. Notwithstanding the foregoing, a employee will not be treated as employed while on any such leave during a particular performance period to the extent that the participant has already been entitled to payment with respect to a previous performance period (whether under this plan or another incentive plan) for the same leave period.

(d) “Prorated” means the determination of the amount of an Award for partial participation in a particular Eligible Position, which amount is determined according to the actual number of days in which a Participant was employed in the relevant Eligible Position(s) during the Performance Period for which the Award is made.

(e) For purposes of this Section 6, a Participant’s employment with the Company or any Subsidiary will be deemed not to be a termination of employment if the Participant’s reason for termination is due to immediate employment with any other Subsidiary or any Related Company; however, in such event, the Participant shall receive a prorated Award as if the Participant transferred to a position that is not eligible for participation under the Plan. The term “Related Company” shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 20% or more of the voting stock or capital if (i) such company is a party to an agreement with the Company that provides for reciprocity between the companies with respect to certain compensation and benefit and (ii) the Company has assented to the Participant’s subsequent employment.

Section 7. Amendments, Modification and Termination of the Plan.

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the shareowners unless the Committee determines that the approval of shareowners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section 8. Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

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